DGSE Companies, Inc. Renews Credit Facility with its Primary Lender

DGSE Companies, Inc., July 14, 2011(NYSE Amex: DGSE) announced that its primary lender, Texas Capital Bank , had renewed and extended its credit facility . The credit facility includes a $3.5 million revolving note and a $1.0 million term loan.

William Oyster, President of DGSE, said “We have had a long and productive relationship with Texas Capital Bank and are pleased that the facility has been renewed and extended in the current environment.”

DGSE Companies, Inc. wholesales retails and auctions jewelry, diamonds, fine watches, and precious metal bullion and rare coin products to domestic and international customers through its Dallas Gold and Silver Exchange, Charleston Gold and Diamond Exchange, Superior Gold & Diamond Exchange operations as well as through the internet. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country.  In addition to its retail facilities in Dallas and Euless, Texas, Charleston, South Carolina and Woodland Hills, California, the Company operates internet websites which can be accessed at www.dgse.com and through Superior Gold & Diamond Exchange website at www.sgde.com and Charleston Gold & Diamond Exchange at www.cgdeinc.com.  Real-time price quotations and real-time order execution in precious metals are provided on another DGSE web site at www.USBullionExchange.com. Wholesale customers can access our full vintage watch inventory through the restricted site at www.FairchildWatches.com. DGSE also purchases precious metals, rare coins, watches, diamonds and jewelry through www.AmericanGoldandSilverExchange.com, and over 900 supporting websites. DGSE also operates an independent website at www.dgsetreausurehunt.com that allows consumers to purchase one of a kind items collected throughout its system. DGSE BullionExpress are specialty precious metals stores currently located in Dallas, Texas and Woodland Hills, California.

The Company is headquartered in Dallas, Texas and its common stock trades on NYSE Amex Exchange under the symbol “DGSE”.

This press release includes statements which may constitute 'forward-looking" statements, usually containing the words "believe", "estimate", 'project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, DGSE has presented non-GAAP financial measures such as EBITDA. The Company believes that these non-GAAP measures, viewed in addition to and not in lieu of the Company's reported GAAP results, provide useful information to investors because they are an integral part of the Company's internal evaluation of operating performance. In addition, they are measures that DGSE uses to evaluate management's effectiveness. DGSE’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

DGSE Companies, Inc.
William Oyster, 972-484-3662
President and Chief Operating Officer
or
Investor Relations: Neal Feagans
Feagans Consulting, Inc., 303-449-1184